Exhibit 99.1

General Cannabis Announces Intent to Acquire Chiefton Supply Company LLC.

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Continues General Cannabis’ Strategy of Acquiring Premier Companies in the Marijuana Industry

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Expect Acquisition to be Accretive to 2015 Net Income

DENVER, Sept 15, 2015 (Globe Newswire) -- General Cannabis Corp. (OTCQB: CANN), a service provider to businesses in the regulated cannabis industry, today announced that it has entered into a letter of intent to acquire casual lifestyle brand Chiefton Supply® from owners and founders Jacob Kulchin and Bryan DeHaven. The acquisition is anticipated to close in September.

Crafted and curated in Denver, Chiefton Supply Co. brings a fresh alternative to the classic marijuana T-shirt.  From Colorado’s snowcapped mountains to the busy downtown streets, Chiefton produces street wear apparel and accessories for men and women. They believe in clothing that can embrace the legality and prosperity of the cannabis industry, without compromising on quality, effectively rebranding the “weed T-shirt” for modern consumer markets.

Chiefton sells it’s products through various retail channels, including clothing stores, dispensaries, smoke shops and the Internet.

“We are very excited to be adding Chiefton Supply Co. to our portfolio of cannabis focused businesses,” said Robert Frichtel, CEO of General Cannabis. “Chiefton’s national potential makes the acquisition a perfect fit for General Cannabis. The brand is more than a state-of-mind; it’s a way of life! We are confident that together, with Jacob and Bryan, we can take an already strong brand and make it even more successful. The synergies with our existing GC Supply are significant and we have already hit the ground running. We plan to start shipping product in the fourth quarter and Chiefton will join the General Cannabis team at the Las Vegas MJ Business Daily expo in November. We believe Chiefton can become a meaningful contributor to General Cannabis’ revenues and net income in 2015 and going forward.”

As part of the acquisition, General Cannabis will acquire substantially all the assets of Chiefton. Chiefton Supply Co. will become a wholly owned subsidiary of General Cannabis. Kulchin and DeHaven will also become Chiefton brand ambassadors, leveraging GC’s existing design, marketing, and supply chain infrastructure to expand the brand’s presence nationally.

“From its beginnings in Colorado Springs and deeply rooted industry connections, General Cannabis has become a national leader in the regulated cannabis space,” said Jacob Kulchin. “As a Colorado lifestyle company who believes in the long term potential for the cannabis industry, we are thrilled to partner with such a like-minded corporation to help grow the Chiefton brand to new heights.”

“This is an exciting time for General Cannabis,” said Jacob Kulchin, “We are thankful to the team at GC for helping bring this partnership to fruition and are looking forward to working with Robert Frichtel, Hunter Garth, Michael Feinsod and the entire General Cannabis organization. It is truly the most humbling and exciting experience to have guys like Robert, Hunter and Michael understand your vision and want to work together.”

Chiefton Supply Co. will be formally introduced to the cannabis community under the General Cannabis awning this November 11-13, 2015 at the MJ Business Daily Expo in Las Vegas, booth number 600.

About Chiefton Supply Company LLC

Chiefton is a Colorado based clothing company devoted to providing progressive designs on desirable fabrics. At our core, we believe in three things: graphic design with purpose, working with passionate individuals and the unique Colorado culture. Our mission is to design clothing that celebrates the flourishing cannabis industry in fresh, creative ways.

For more information, visit www.chieftonsupply.com

About General Cannabis Corp.

General Cannabis Corp’s mission is to lead the regulated cannabis industry by being a trusted partner to the cultivation and retail side of the cannabis business. We do this through a combination of strong operating divisions such as real estate, consulting, security, financing and the distribution of important infrastructure products to grow facilities and dispensaries. As a synergistic holding company, our subsidiaries are able to leverage the strengths of each other, as well as a larger balance sheet, to succeed.

We will continue to integrate partner companies in order to provide a full suite of capabilities for our customers as the regulated cannabis industry continues to expand.

For more information, please visit www.generalcann.com.

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

Safe Harbor Statement

This news release contains statements that involve expectations, plans or intentions (such as those relating to future business or financial results, new features or services, or management strategies) and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as “may,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. Our actual results, such as the Company’s ability to finance, complete and consolidate acquisition of IP, assets and operating companies, could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within the control of the company such as a result of various factors, including future economic, competitive, regulatory, and market conditions. The company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT:

Robert Frichtel, CEO

General Cannabis Corp

6565 East Evans Avenue

Denver, CO 80224

Telephone: (303) 759-1300

Email: info@Generalcann.com